Exhibit 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of June 30, 2005, by and between Nautilus, Inc., a Washington corporation (the “Company” or “Employer”), and Juergen Eckmann (“Employee”). In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Employee hereby agree as follows:

1. Employment. Employee is being hired as Vice President and Chief of Staff, Apparel Division. Employee shall (a) devote his professional entire time, attention, and energies to his position, (b) use his best efforts to promote the interests of Employer; (c) perform faithfully and efficiently his responsibilities and duties, and (d) refrain from any endeavor outside of his employment which interferes with his ability to perform his obligations hereunder. Employee shall report to the President, Apparel Division, and/or such other persons as may be designated by Employer, and perform his job duties subject to his general supervision, orders, advice and direction. Employee shall perform the duties normally associated with the position and/or such duties as delegated and assigned by the Company. The Company retains the sole discretion to change Employee’s position and/or duties as it deems appropriate.

Employee additionally agrees to abide by any general employment guidelines or policies adopted by Employer such as those detailed in an employer’s handbook, as such guidelines or policies may be implemented and/or amended from time to time.

2. Salary. As compensation for services to be rendered hereunder, the Company shall pay Employee an initial annual salary in the gross amount of US$195,000. Said salary will be paid in accordance with the Company’s existing payroll policies, and shall be subject to normal and/or authorized deductions and withholdings. In addition, the Company will pay to Employee a one time bonus in the amount of $30,000 payable on August 1, 2005, which bonus will vest in 1/12 increments over a 12 month period of time beginning August 1, 2005. Should employee voluntarily resign from the Company prior to August 1, 2006 he will re-pay a pro rata amount of that unvested bonus for any remaining time that he is not employed prior to August 1, 2006.

3. Bonus. Employee will be eligible to receive an annual bonus up to the target range of thirty percent (30%) of Employee’s base salary earned in 2005 while employed by the Company and in each year thereafter. Employee will also be eligible for a bonus of an additional 50% above the target range (i.e., a total of 45% of salary earned in 2005) should the Company and individual reach certain additional goals established by the President, Apparel Division and the Board of Directors. The amount of such bonus (if any) is determined at the discretion of the Company and based on the accomplishment of individual and Company objectives. To be eligible to receive this bonus Employee must be employed on the date the bonus is actually paid and no partial or pro-rata bonus will be paid if Employee is not employed on the day the bonus is actually paid.

4. Stock Options. Pursuant to the Company’s current 2005 Long Term Incentive Plan (the “Plan”), the Company shall recommend that Employee receive options (“Options”) to purchase 16,000 shares of Employer’s stock. The terms of any option grant shall be governed by the Plan and a Stock Option Agreement (the “Option Agreement”). Employee acknowledges that any stock options granted do not, and will not, constitute wages or compensation. Unless otherwise provided in the Plan or required by law, the Board of Directors of Employer shall have sole discretion regarding the grant of options, price of options, the vesting schedule and all other terms and conditions of the option grant.

5. Expenses. The Company will reimburse Employee for all necessary and reasonable travel, entertainment and other business expenses incurred by him in the performance of his duties hereunder, upon receipt of signed itemized lists of such expenditures with appropriate back-up documentation, and/or in accordance with such other reasonable procedures as the Company may adopt generally from time to time.

6. Health and Welfare Benefits. Employee will remain on the current Dash America benefit plans through December 31, 2005 on the same basis as he is currently eligible and as those benefits are currently in place. Effective January 1, 2006, the Employee shall be eligible to receive employee benefits, if any, generally provided to employees at the same level as Employee. Such benefits may be amended or discontinued by Employer at any time and on the same basis as the Employer does for employees at the same level as Employee.

7. Termination. The parties acknowledge that Employee’s employment with the Company is “at-will” and may be terminated by either party with or without cause. No one other than the President and Chief Executive Officer of the Company or the Board of Directors has the power to change the at-will character of the employment relationship, and any such changes must be in a written document signed by the President and Chief Executive Officer. As discussed below, however, the various possible ways in which Employee’s employment with the Company may be terminated will determine the payments that may be due to Employee under this Agreement. As used in this Agreement, the following terms have the following meanings:

(a) Cause. As used in this Agreement, Cause means (i) Employee’s indictment or conviction in a court of law for any crime or offense that in Employer’s reasonable judgment makes Employee unfit for continued employment, prevents Employee from performing Employee’s duties or other obligations or adversely affects the reputation of Employer; (ii) dishonesty by Employee related to his employment; (iii) violation of a key Employer policy or this Agreement by Employee (including, but not limited to, acts of harassment or discrimination, use of unlawful drugs or drunkenness on Employer’s premises during normal work hours); (iv) insubordination (i.e. conduct such as refusal to follow direct orders of the President or other individuals(s) to whom Employee reports; (v) dereliction of duty by Employee (e.g., failure to perform minimum duties after warning) and reasonable opportunity to correct; (vi) Employee’s competition with Employer, diversion of any corporate opportunity, violation of the Business Protection Agreement, or other similarly serious conflict of interest or self-dealing incurring to Employee’s direct or indirect benefit and Employer’s detriment; (vii) intentional or grossly negligent conduct by Employee that is significantly injurious to Employer or its affiliates; (viii) Employee’s failure to meet the minimum goals of his position if such are provided in writing to Employee, and as such goals may be amended from time to time; and (ix) Employee’s death or disability (i.e., Employee’s inability to perform the essential job functions of the position with or without a reasonable accommodation).

(b) At-Will. At-will termination shall mean a termination by the Company where it does not seek to establish Cause. If the Company exercises its right to terminate Employee without Cause, it shall provide the Employee with 183 days prior written notice of the termination of his employment (Notice of Termination), provided however, that at the Company’s sole discretion, it may immediately relieve Employee from all duties and responsibilities during the Notice Period. After receiving Notice of Termination, the Employee must continue to perform all duties and responsibilities, unless such duties are removed. If the Company exercises its option to relieve Employee of duties after the Company has provided Notice of Termination, then the Company shall continue to provide Employee with the basic benefits generally applicable to the Company’s employees and base salary during the Notice Period. If Employee exercises his right to terminate his employment, the Employee agrees to provide the Company with 21 days’ prior written notice of the termination of his employment (Notice of Termination). After receiving such Notice from the Employee, the Company retains the right to accept Employee’s resignation, and hence, terminate the employment relationship without the need for further payments, at an earlier date than provided in the Employee’s Notice of Termination.

8. Severance Upon Termination.

(a) Upon termination of Employee’s employment under this Agreement by the Company without Cause, then, in lieu of any further salary, bonus, or other payments for periods subsequent to the Date of Termination, the Company shall pay to the Employee severance equal to six months average monthly annual base salary1. Such severance payment shall be made according to the Company’s normal payroll process spread out equally over the severance period. Violation of this Agreement or the Business Protection Agreement and/or failure to sign the Release and Waiver Agreement shall immediately relieve the Company from its payment obligation under this paragraph and entitle it to recover any amounts paid under this paragraph. This Section 8 shall be read in conjunction with Section 7(b), and entitles the employee to a maximum of six months salary, benefits, or notice under this Agreement.

(b) If the Company terminates the Employee’s employment during the term of this Agreement for Cause or if the Employee terminates his employment , then the Company shall have no further payment obligations to Employee.

(c) Except as it relates to the receipt of severance (which shall be solely granted under the terms of this Agreement), this Agreement shall not affect any payments due to Employee under applicable law as a result of the termination of his employment (such as payment of earned wages).

[1]	The average annual monthly base salary shall be calculated using the average of the cash compensation received by Employee in the six months prior to the Date of Termination.

(d) In the event that Employee is discharged without cause as defined herein, Company shall provide the following relocation benefits to Employee: packaging and shipment of household goods from Colorado to Germany, and airfare for Employee and his family from Colorado to Germany.

9. Return of Documents. Employee understands and agrees that all equipment, records, files, manuals, forms, materials, supplies, computer programs, and other materials furnished to the Employee by Employer or used on Employer’s behalf, or generated or obtained during the course of his/her employment shall remain the property of Employer. Upon termination of this Agreement or at any other time upon the Company’s request, Employee agrees to return all documents and property belonging to the Company in his possession including, but not limited to, customer lists, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, Confidential Information, books, notes and all copies thereof, whether in written, electronic or other form. In addition, Employee shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company is in his/her possession, remain under his control, or have been transferred to any third person.

10. Confidential Information/Non-Competition. By virtue of his employment, Employee will have access to confidential, proprietary and trade secret information, the ownership and protection of which is very important to the Company. Employee hereby agrees to enter into a Business Protection Agreement with the Company concurrent with his entry into this Agreement. The Business Protection Agreement is attached as Exhibit A hereto.

11. Release of Claims. As a precondition to receipt of the severance provided in Section 7(b) or 8(a) of this Agreement, Employee acknowledges and understands that he must sign a standard Waiver and Release of Claims Agreement in a form acceptable to the Company and generally then in use for employees who are terminated. Employee understands that he will not be entitled to receive any payments under this Agreement until he executes and delivers the Waiver and Release of Claims Agreement, and the revocation period set forth in the Waiver and Release of Claims Agreement has run.

12. Assignment. This Agreement is personal, and is being entered into based upon the singular skill, qualifications and experience of Employee. Employee shall not assign this Agreement or any rights hereunder without the express written consent of Employer which may be withheld with or without reason. This Agreement will bind and benefit any successor of the Employer, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition or business reorganization.

13. Notices. Any Notice of Termination shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission with confirmation of transmission, (ii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iii) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

To the Company:	Nautilus, Inc. 16400 SE Nautilus Drive Vancouver, WA 98684 Attention: Human Resources

With a Copy to:	Garvey, Schubert & Barer 1191 Second Avenue, 18th Floor Seattle, WA 98101-2939 Attention: Bruce Robertson

To Employee:	Employee: Juergen Eckmann At the last address and fax number Shown on the records of the Company

Employee shall be responsible for providing the Company with a current address. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above within ten business days.

14. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

15. Entire Agreement. This Agreement, along with the Business Protection Agreement attached as Exhibit A, sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning Employee’s employment by the Company. This Agreement shall replace the Employment Agreement dated August 1, 2004 between Employee and DashAmerica, Inc., which Employment Agreement shall have no further force and effect. This Agreement may be changed only by a written document signed by Employee and the Company.

16. Governing Law/Jurisdiction/Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law. For all disputes under this Agreement, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the state courts in Clark County or King County Washington (U.S.A) or the United States District Court for the Western District of Washington, sitting in Seattle, Washington. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement.

17. Acknowledgment. The Employee acknowledges that he has read and understands this Agreement, that he has consulted with an attorney regarding the terms and conditions hereof, and that he accepts and signs this Agreement as his own free act and in full and complete understanding of its present and future legal effect.

18. Vacation Benefit. Employee will be granted 4 weeks vacation upon assuming employment and will be able to carryover from one year to another a maximum of 2 weeks of unused vacation, which will allow Employee to accrue a maximum of 6 weeks vacation. Any accrued but unused vacation will be paid at time of termination.

19. Miscellaneous Benefits. Company will provide appropriate legal advice and support to enable Employee’s spouse to be legally employed pursuant to US laws, and will provide professional job search and outplacement assistance in connection with a job search in the Denver/Boulder Colorado area.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Employer: NAUTILUS, INC.

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